As filed with the Securities and Exchange
                          Commission on April 23, 1996

                                               Registration No. 33-87648


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                               __________________

                                  WITHDRAWAL OF
                                    FORM S-2
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                               __________________

                              THERMO TERRATECH INC.
                     (Formerly, Thermo Process Systems Inc.)
             (Exact name of registrant as specified in its charter)

                               ------------------

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   04-2925807
                      (I.R.S. Employer Identification No.)
                               __________________

                                 81 Wyman Street
                       Waltham, Massachusetts  02254-9046
                                 (617) 622-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               __________________

                          Sandra L. Lambert, Secretary
                              Thermo TerraTech Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                             Waltham, MA  02254-9046
                                 (617) 622-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                           Seth H. Hoogasian, Esquire
                                 General Counsel
                              Thermo TerraTech Inc.
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                       Waltham, Massachusetts 02254-9046

                              ----------------------
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             Pursuant to Rule 477(a) promulgated under the Securities Act of 1933, the Registrant hereby applies to withdraw this Registration Statement as soon as practicable.

             The Registrant (under its former name, Thermo Process Systems Inc.) originally filed this Registration Statement in December 1994. When the Registrant sought to have this Registration Statement declared effective, it determined that it was not then eligible to register its securities on Form S-2.

             On April 4, 1996, the Registrant, now eligible to register its securities on Form S-2, filed a new registration statement (Reg. No. 333-02269) with respect to the same securities it had previously sought to register pursuant to this Registration Statement. The Commission staff has advised the Registrant that the withdrawal of this Registration Statement is a condition to the acceleration of effectiveness of such subsequent registration statement.

             Accordingly, the Registrant wishes to withdraw this Registration Statement pursuant to Rule 477(a).






























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                                   SIGNATURES


             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Withdrawal of Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 22nd day of April, 1996.

                                      THERMO TERRATECH INC.

                                      By: /s/ Sandra L. Lambert
                                          Sandra L. Lambert
                                          Secretary


             Pursuant to the requirements of the Securities Act of 1933, this Withdrawal of Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                  Title                   Date
           ---------                  -----                   ----

        John P. Appleton*        President (Chief         April 22, 1996
        John P. Appleton         Executive Officer)
                                 and Director


        John N. Hatsopoulos*     Vice President (Chief    April 22, 1996
        John N. Hatsopoulos      Financial Officer)
                                 and Director


        Paul F. Kelleher*        Chief Accounting         April 22, 1996
        Paul F. Kelleher         Officer


        _____________________    Director                 April __, 1996
        George N. Hatsopoulos


        Donald E. Noble*         Director                 April 22, 1996
        Donald E. Noble


        William A. Rainville*    Chairman of the Board    April 22, 1996
        William A. Rainville     and Director


        Polyvios C. Vintiadis*   Director                 April 22, 1996
        Polyvios C. Vintiadis



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        _____________________    Director                 April __, 1996
        Paul E. Tsongas

        __________

        * The undersigned, Sandra L. Lambert, by signing her name hereto, does hereby execute this Withdrawal of Registration Statement on behalf of each of the above-named persons pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

                                 /s/ Sandra L. Lambert
                                 Sandra L. Lambert
                                 Attorney-in-Fact







































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